SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this "Agreement") is entered into this 20 day of March, 2014. The Connecticut Water Company and the Connecticut Water Service, Inc. (referred to throughout this Agreement as the "Company"), and Terrance P. O'Neill, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as "Mr. O'Neill"), agree that:

I. Last Day of Employment. Mr. O'Neill is currently employed with the Company in the position of Vice President, Service Delivery. Effective March 31, 2014, Mr. O'Neill resigns his officer and director positions with the Company and its subsidiaries. As described further in Section II, should Mr. O'Neill agree to and sign this Agreement, Mr. O'Neill will remain an employee of the Company, serving as a non-officer advisor to the President & CEO until September 30, 2014, at which time his employment with the Company will terminate and his final date of employment will be recorded as September 30,
2014.

II. Consideration. In consideration for Mr. O'Neill resigning his officer and director positions with the Company and its subsidiaries, signing this Agreement, and complying with the promises herein, the Company agrees to permit Mr. O'Neill to continue employment until September 30, 2014 and to pay the benefits described on Exhibit A attached hereto (the "Benefits"). The Company will include the value of the Benefits on the appropriate year's IRS Form W2.

Mr. O'Neill will be eligible to attend, at the Company's expense, the 2014 CTAWWA Annual Conference, the AWWA Annual Conference and the NEWWA Annual Conference. He may use his Company issued P-Card for all normal and customary travel expenses for these conferences and provide receipts and explanations to the VP, Human Resources and Corporate Secretary as soon as possible following the date of charge.

Mr. O'Neill will remain on the payroll at his current bi-weekly rate of pay, $8,329.26 and be eligible to continue to participate in health and welfare plans, the Savings Plan of the Connecticut Water Company, Connecticut Water Company Employees' Retirement Plan, and his Amended and Restated Supplemental Executive Retirement Agreement until his final day of employment, September 30, 2014. Mr. O'Neill's participation in agreements and plans provided to officers of the Company, including but not limited to the Performance Stock Plan awards for 2014, his Employment Agreement, and any Deferred Compensation Agreement will cease as of March 31, 2014. Mr. O'Neill will be eligible to continue to participate in the Runzheimer program at his current level, provided that if Mr. O'Neill drives under 5,000 business miles in 2014, he will be taxed on the difference between the program reimbursement provided to him and the IRS approved mileage reimbursement amount.

III. No Consideration Absent Execution of this Agreement. Mr. O'Neill understands and agrees that he will not receive the Benefits, except for execution and non-revocation of this Agreement and the fulfillment of the promises contained herein.

IV. General Release of All Claims. Mr. O'Neill knowingly and voluntarily releases and forever discharges, to the fullest extent permitted by law, the Company, its subsidiaries, divisions, predecessors, successors, and assigns, and the current and former employees, officers, directors, insurers, attorneys and agents thereof, of and from any and all claims, known and unknown, asserted and unasserted, Mr. O'Neill has or may have against the Company as of the date of his execution of this Agreement, including, but not limited to, any alleged violation of:

•    Title VII of the Civil Rights Act of 1964;

•    Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

•    The Americans with Disabilities Act of 1990;

•    The Age Discrimination in Employment Act of 1967 ("ADEA");

•    The Workers Adjustment and Retraining Notification Act;

•    The Immigration Reform and Control Act;

•    The Fair Credit Reporting Act;

•    The Sarbanes-Oxley Act of 2002;

•	Any other federal, state or local civil or human rights law or any other federal, state or local law, regulation or ordinance;

•
Any obligation or claim arising under any public policy, contract express or implied, written or oral), tort, or common law, including but not limited to, wrongful discharge, defamation, emotional distress, misrepresentation and/or obligations arising out of any of the Company's employment policies or practices, employee handbooks and/or any statements by any employee or agent of the Company whether oral or written, except for the Company's obligation to pay Mr. O'Neill the Benefits described herein and to pay Mr. O'Neill his otherwise vested employee benefits; and

•    Any allegation for costs, attorney's fees, or other expenses.

V. Affirmations. Mr. O'Neill affirms that he has not filed, caused to be filed, or presently is a party to any claim against the Company in any forum or form.

Mr. O'Neill affirms that effective March 31, 2014 he will no longer be an officer or director of the Company and as of September 30, 2014 he will no longer be a Company employee and will not have access to any of the Company's premises and/or systems. He affirms that he will not attempt to access any of the Company's or the Company's client's IT systems following termination of employment on September 30, 2014.

Mr. O'Neill also affirms that he has been paid and/or has received all leaves (paid or unpaid), compensation, wages, bonuses, commissions, expenses, vacation time, and/or benefits to which he may be entitled as of March 31, 2014, except as provided in this Agreement. For services rendered from the date of this Agreement until September 30, 2014, Mr. O'Neill agrees that he will be permitted to use accrued paid time off. Mr. O'Neill further affirms that there will be no payout for any unused accrued time as of September 30, 2014. Mr. O'Neill further affirms that he has no known workplace injuries or occupational diseases.

VI. Confidentiality and Return of Property. Mr. O'Neill agrees not to disclose any information regarding the existence or substance of this Agreement, except to his tax advisor, immediate family and/or an attorney with whom Mr. O'Neill chooses to consult regarding his consideration of this Agreement. Mr. O'Neill also affirms that he has not divulged, and that he will not divulge, any proprietary or confidential information including but not limited to passwords and privileged accesses related to the Company premises, IT systems and networks.

Mr. O'Neill agrees and affirms that he will return all of the Company property, other than the Company issued purchase card, to the Vice President of Human Resources and Corporate Secretary including documents, and/or any confidential information in his possession or control. Mr. O'Neill also affirms that he is in possession of all of his personal property that, as of March 31, 2014, he has or had at the Company premises and that the Company is not in possession of any of his personal property.

VII. Employment References. Mr. O'Neill agrees to instruct future prospective employers to make inquiries concerning his employment at the Company to Kristen A. Johnson, Vice President of Human Resources. In response to any such inquiries concerning his employment, the Company will only confirm Mr. O'Neill's job title and dates of employment, per the Company's standard policy. The Company agrees to provide a mutually acceptable letter of reference for Mr. O'Neill within seventy
(70) days after Mr. O'Neill's last day of employment, September 30, 2014. Mr. O'Neill agrees to draft such a letter for review, edits and approval by the Company as soon as practicable within this time frame.

VIII. Non-Disparagement. Mr. O'Neill represents and agrees that he will not in any way disparage the Company including, but not limited to, its subsidiaries, affiliates, current and former officers, directors and employees, or make or solicit any comments, statements, or the like (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of the Company and/or its management.

IX. Section 409A. The parties acknowledge and agree that the Benefits contemplated by this Agreement are intended to be exempt from or compliant with Section 409A of the Internal Revenue Code of 1986 (hereafter IRC 409A), as amended. However, the Company does not warrant to Mr. O'Neill that all compensation paid to him or delivered to him for his services (including, but not limited to, the Benefits) will be exempt from, or paid in compliance with, IRC 409A. The Company may adopt (without any obligation to do so or to indemnify Mr. O'Neill for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, that the Company reasonably determines are necessary or appropriate to (i) exempt the severance pay from IRC 409A and/or preserve the intended tax treatment of the compensation and Benefits provided with respect to this Agreement or (ii) comply with the requirements of IRC 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of IRC 409A from Mr. O'Neill to the Company or any of its affiliate, employees or agents. Mr. O'Neill understands and agrees that he bears the entire risk of any adverse federal, state, or local tax consequences for his services on a basis contrary to the provisions of IRC 409A or comparable provisions of any applicable state or local income tax laws.

Any taxable reimbursement of business or other expenses as specified under this Agreement will be subject to the following conditions: (1) the expenses eligible for reimbursement in one taxable year will not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of a eligible expense will be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement will not be subject to liquidation or exchange for another benefit.

X. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state of Connecticut without regard to its conflict of laws provisions. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

XI. Cooperation. Mr. O'Neill agrees to cooperate with the Company as to details of prior events, location of documents and files, or in any other manner in which his cooperation is requested such as providing computer passwords and user identification numbers. The Company will reimburse Mr. O'Neill for all reasonable costs or expenses associated with this cooperation.

XII. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

XIII. Entire Agreement. This Agreement, Exhibit A attached hereto, and the "Resignation as Officer of Connecticut Water Service, Inc. and The Connecticut Water Company and Notice of Retirement" letter dated March 31, 2014, a copy of which is attached as Exhibit 8 hereto, sets forth the entire agreement between the parties hereto, and fully supersede any prior agreements or understandings between the parties. Mr. O'Neill acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, including but not limited to the Terms Sheet dated March 16, 2014, except for those set forth in this Agreement.

MR. O'NEILL IS ADVISED THAT HE HAS TWENTY ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. MR. O'NEILL ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

MR. O'NEILL MAY REVOKE HIS ACCEPTANCE OF THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS THE DAY HE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO ERIC W. THORNBURG AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT." THE REVOCATION MUST BE PERSONALLY DELIVERED TO A MEMBER OF THE COMPANY'S HUMAN RESOURCES DEPARTMENT, OR MAILED TO ERIC W. THORNBURG AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER MR. O'NEILL SIGNED THIS AGREEMENT.

MR. O'NEILL FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE COMPANY AS SET FORTH IN PARAGRAPH IV ABOVE.

The parties knowingly and voluntarily signed this Agreement as of the date(s) set forth below:

/s/ Terrance P. O’Neill	Date: 3/20/14
Terrance P. O'Neill

Connecticut Water Company and The Connecticut Water Service, Inc.:

/s/ Eric W. Thornburg	Date: 3/21/14
Eric W. Thornburg, President and CEO

EXHIBIT A TO SEVERANCE AGREEMENT AND GENERAL RELEASE

BENEFITS

Performance Stock Plan Vesting

1. Unvested Performance Shares

Current Value of Accelerated Vesting of Performance Shares: $52,968 (FMV as of 3/11/14; to be revalued upon retirement)

Timing of Benefit Payment: If Mr. O'Neill signs and does not revoke the Agreement, the Compensation Committee of the Company has agreed to deem his exit an "approved retirement" under the Company's Performance Share Plan (the "Plan"). As such, the vesting of performance shares will be accelerated. Payment of the performance shares will be made in accordance with the terms of the Plan. Accordingly, the conversion from performance shares into CWS Common Stock, and payment of the shares, will be delayed for IRC 409A purposes until the first day of the seventh month following his termination of employment on September 30, 2014, and such other payment terms as may be applicable per the terms of the Plan will apply, provided the terms of the Agreement have been met.

Additional Information: Following is an accounting of Mr. O'Neill's unvested performance shares:
•    534 Performance Shares awarded under the 2012 Plan Year (scheduled to vest in 2015)

•    535 Performance Shares awarded under the 2013 Plan Year (scheduled to vest in 2015)

•    534 Performance Shares awarded under the 2013 Plan Year (scheduled to vest in 2016)

2. Unvested Performance Cash Award

Value of Accelerated Vesting of Performance Cash: $47,404.00

Timing of Benefit Payment: If Mr. O'Neill signs and does not revoke the Agreement, the Compensation Committee has agreed to deem his exit an "approved retirement" under the Plan. As such, the vesting of performance cash will be accelerated. Payment of the performance shares will be made in accordance with the terms of the Plan. Accordingly, the payment of performance cash will be delayed for IRC 409A purposes until the first day of the seventh month following Mr. O'Neill's termination of employment on September 30, 2014, and such other payment terms as may be applicable per the terms of the Plan will apply, provided the terms of the Agreement have been met.

Additional Information: Following is an accounting of your unvested performance cash award:

•    $15,583 Performance Cash awarded under the 2012 Plan Year (scheduled to vest in 2015)

•    $15,911Performance Cash awarded under the 2013 Plan Year (scheduled to vest in 2015)

•    $15,910 Performance Cash awarded under the 2013 Plan Year (scheduled to vest in 2016)

Cash Severance Payment

If Mr. O'Neill signs and does not revoke the Agreement he will be eligible to receive a one-time cash severance payment of $125,000.00, minus all applicable tax deductions (the "Severance Payment"), which such amount includes a value for three years of premium equivalents at the employee & family level for medical and dental coverage of $15,500. The Severance Payment will be paid to Mr. O'Neill on the first regularly-scheduled payroll date following September 30, 2014.

Exhibit B
Severance Agreement and General Release

March 31, 2014

Mr. Eric W. Thornburg
President and Chief Executive Officer
Connecticut Water Service, Inc.
The Connecticut Water Company
93 West Main Street
Clinton, Connecticut 06413

Re:	Resignation as Officer of Connecticut Water Service, Inc. and The Connecticut Water Company and Notice of Retirement

Dear Eric:

I hereby resign my officer positions as Vice President, Service Delivery at each of Connecticut Water Service, Inc. (“CWS”) and the Connecticut Water Company (“CWC”) effective as of April 1, 2014.

I also hereby resign from any other officer or director positions I currently hold at any of the direct or indirect subsidiaries of CWS or CWC.

I will plan to continue to serve the Company in a non-officer capacity until my retirement on September 30, 2014.

Very truly yours,
/s/ Terrance P. O’Neill
Terrance P. O’Neill

Acknowledged and Agreed:

CONNECTICUT WATER SERVICE, INC.
THE CONNECTICUT WATER COMPANY
By: /s/ Eric W. Thornburg
Name: Eric W. Thornburg
Title: President and CEO